Exhibit (d)(3)(D)(i)

May 1, 2013

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Administration Agreement dated August 21, 2003, between ING Investors Trust and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as administrator for the ING Global Perspectives Portfolio (the “Portfolio”), a newly established series of ING Investors Trust, effective on May 1, 2013. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fee indicated for the Portfolio, is attached hereto. The remaining terms and conditions set forth in the Agreement will remain unchanged.

Please signify your acceptance to act as administrator under the Agreement with respect to the Portfolio.

Very sincerely,

By:	/s/ Kimberly A. Anderson Kimberly A. Anderson Senior Vice President ING Investors Trust

ACCEPTED AND AGREED TO:

ING Funds Services, LLC

By:	/s/ Todd Modic _________ Todd Modic Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investors Trust

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

ING INVESTORS TRUST

Series	Annual Administration Fee (as a percentage of average daily net assets)

ING American Funds Asset Allocation Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or

0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds Global Growth and Income Portfolio	0.10%
ING American Funds International Growth and Income Portfolio	0.10%
ING American Funds International Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or

0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds World Allocation Portfolio	0.10%
ING BlackRock Inflation Protected Bond Portfolio	0.10%
ING Bond Portfolio	0.10% if the Series has not invested all or substantially all of its assets in another investment company or

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Series	Annual Administration Fee (as a percentage of average daily net assets)

ING Clarion Global Real Estate Portfolio	0.10%
ING Clarion Real Estate Portfolio	0.10%
ING DFA Global Allocation Portfolio	0.10%
ING DFA World Equity Portfolio	0.10%
ING Franklin Income Portfolio	0.10%
ING Franklin Templeton Founding Strategy Portfolio	0.05%
ING Global Perspectives Portfolio	0.10%
ING Goldman Sachs Commodity Strategy Portfolio	0.10%
ING Large Cap Growth Portfolio	0.10%
ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio)	0.10%
ING MFS Utilities Portfolio	0.10%
ING Oppenheimer Active Allocation Portfolio	0.10%
ING Retirement Conservative Portfolio	0.10%
ING Retirement Growth Portfolio	0.10%
ING Retirement Moderate Growth Portfolio	0.10%
ING Retirement Moderate Portfolio	0.10%
ING T. Rowe Price International Stock Portfolio (formerly, ING Marsico International Opportunities Portfolio)	0.10%

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